

MASTERWORKS

HERNAN BAS

99%

Progress on "arguably Miami's most sought-after painter"

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TIGHT SUPPLY

High Demand on Emerging Artist

Last year, the NYT called Bas arguably "Miami's most sought-after painter," and said "demand remains so strong, and supply so tight, that Mr. Bas's work regularly commands mid-six figure prices at auction."



STEADY ASCENSION

Bas' Recent Market Growth

Bas's overall market has grown at a rate of 28.3% annually since 2020, weathering multiple macro challenges such as interest rates and COVID dips during his ascension.

BAS' HEDONIC INDEX ('20-'24)


1.48
1.34
0.67
13
12
14
16
12
12
12
8
12
15
13
13
9
6
2020Q4
2021Q1
2021Q2
2021Q3
2021Q4
2022Q1
2022Q2
2022Q3
2022Q4
2023Q1
2023Q2
2023Q3
2023Q4
2024Q1

BAS' ACCELERATING MARKET GROWTH RATE

Market Growth CAGR: 2020-2024

28.3%

Market Growth CAGR: 2010-2024

4.4%

Graphic depicts Masterworks' hedonic index generation methodology, used to illustrate an artist's price movement through public auction data. See more information in disclosures below.

BREAKTHOUGH WORK

Record-Setting Painting

In 2018, **this exact painting** set Bas' then-record for his highest price ever. It hasn't been back to auction since, but Bas has broken that auction record five times since then, going from $270K to his current record of $2.6M.


Bas' highest
selling work
back in 2018

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Important Disclosures

See the offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

"Hedonic Index" relies on Masterworks' hedonic index generation methodology, used to illustrate an artist's price movement through public auction data. The hedonic Index incorporates output prices and aims to control for features representative of work quality, based on human input from internal and external art market experts, as well as automatic ML labeling trained on human input. A regression model uses these inputs to find the influence of the year on the prediction and therefore a measure of how an artist's market has moved by year, (i.e. an index). The hedonic equation is fit separately for each artist. Although Masterworks has taken steps to ensure input is made independently of Masterworks and free from bias, you are cautioned against placing undue reliance on any given value judgment or Artist Market Index presentation. There is no universally accepted set of rules, but Masterworks endeavors to be consistent within artists' markets. View more information on the Hedonic Index here. You may schedule a call to discuss our presentation of hedonic indices, including understanding more about the risks and limitations, by contacting us here.

Masterworks internally defines an artist's "market rating profile" as the estimated relative variability of price appreciation among artwork sold in a given artist's market in aggregate, as measured by certain self-selected characteristics of the overall auction market for the artist's work. This classification is intended to provide a generalized comparative measure, but is not intended in any way to gauge absolute market risk of an artist, Masterworks securities, or the overall art market. Past results are not indicative of future outcomes. Each artwork is unique. Market rating profile does not measure the expected variability specific to an individual artwork, including price paid for a work and speed of re-sale.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Celebrity and publication affiliation with artist is not an endorsement of Masterworks or Masterworks Offerings.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281.